Exhibit 99.1

Vocera Announces Upcoming Changes

SAN JOSE, Calif. — May 19, 2014 —Vocera Communications, Inc. (NYSE: VCRA) today announced that its chief financial officer, William Zerella, plans to leave the company on June 6, 2014. Mr. Zerella will become CFO of a consumer wearable devices company in Silicon Valley.

The company is initiating a selection process for a new chief financial officer. Mr. Zerella has agreed to provide the company with transition services as a consultant following the date of his departure.

“I was approached about a pre-IPO opportunity that was very compelling, but this transition does not reflect any diminished confidence in Vocera’s market position or growth potential,” noted Zerella. “In fact, I expect to be a long-term investor in Vocera stock because I believe the company has put in place the foundation necessary to drive future growth.”

Brent Lang, Vocera’s CEO, commented, “Our confidence in our strategic direction and the future of our business remains high, and we have strong functional leadership that will continue to drive Vocera’s financial and administrative processes in support of our growth.”

The company also announced today that Bob Zollars has officially transitioned from executive chairman to chairman of the board, completing a process originally discussed a year ago when the company announced Brent Lang’s appointment as CEO. “I am excited to have Bob continue as board chair and to help me and the rest of the executive team grow the business,” added Lang.

Conference Call Information

The Company will host a conference call at 5:00 p.m. Eastern Time/2:00 p.m. Pacific, today, May 19, 2014 to answer questions about this announcement.

Investors may access a free, live webcast of the call through the Investors section of the company’s website at investors.vocera.com

The call also can be accessed by dialing 866-515-2907, or 617-399-5121 for international callers, and using the access code 9450 3126.

A webcast replay of the call will be archived on the company’s website.

About Vocera

Vocera empowers integrated, intelligent communication in healthcare, hospitality, energy and other mission-critical mobile environments. Vocera is widely recognized for developing smarter ways to communicate that improve patient and customer satisfaction with the Vocera Communication and Care Experience solutions. Vocera provides technology innovations and thought leadership that humanize healthcare for patients, families and care teams and improve customer experience in more than 1,200 organizations worldwide. Vocera is headquartered in San Jose, Calif., with offices in San Francisco, Tennessee, Canada, Singapore, India and the United Kingdom. For more information, visit www.vocera.com and @VoceraCom on Twitter.

Vocera® is a trademark of Vocera Communications, Inc. registered in the United States and other jurisdictions.

Contacts:

Investors:

Brad Samson

Vocera

408.882.5737

bsamson@vocera.com

Claire Baki

MSLGROUP

415.512.0770

Vocera@schwartzmsl.com